Pricing Supplement dated August 6, 2026 (To the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$417,000 Autocallable Contingent Coupon Barrier Notes due August 11, 2031 Linked to the Performance of a Semiconductor Industry Basket Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to automatic redemption, the Notes offer a Contingent Coupon for each Observation Date on which the Basket Value is greater than or equal to the Coupon Barrier Value. Investors should be willing to forgo dividend payments and, if the Final Basket Value is less than the Barrier Value, be willing to lose a significant portion or all of their investment at maturity.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 6, 2026	Final Valuation Date:†	August 6, 2031
Issue Date:	August 11, 2026	Maturity Date:†	August 11, 2031
Reference Assets:	An unequally weighted basket (the “Basket”) consisting of the common stock of Analog Devices, Inc. (the “ADI Basket Component”), the common stock of Allegro MicroSystems, Inc. (the “ALGM Basket Component”), the ordinary shares of Ambarella, Inc. (the “AMBA Basket Component”), the common stock of Advanced Micro Devices, Inc. (the “AMD Basket Component”), the common stock of Broadcom Inc. (the “AVGO Basket Component”), the common stock of Coherent Corp. (the “COHR Basket Component”), the ordinary shares of Credo Technology Group Holding Ltd (the “CRDO Basket Component”), the common stock of Cirrus Logic, Inc. (the “CRUS Basket Component”), the common stock of Intel Corporation (the “INTC Basket Component”), the common stock of IPG Photonics Corporation (the “IPGP Basket Component”), the common stock of Microchip Technology Incorporated (the “MCHP Basket Component”), the common stock of Monolithic Power Systems, Inc. (the “MPWR Basket Component”), the common stock of Marvell Technology, Inc. (the “MRVL Basket Component”), the common stock of NVIDIA Corporation (the “NVDA Basket Component”), the common shares of NXP Semiconductors N.V. (the “NXPI Basket Component”), the common stock of ON Semiconductor Corporation (the “ON Basket Component”), the common stock of QUALCOMM Incorporated (the “QCOM Basket Component”), the common stock of Semtech Corporation (the “SMTC Basket Component”), the common stock of Skyworks Solutions, Inc. (the “SWKS Basket Component”), the common stock of Texas Instruments Incorporated (the “TXN Basket Component”) and the common stock of Vishay Intertechnology, Inc. (the “VSH Basket Component”) (each, a “Basket Component” and together, the “Basket Components”), as set forth in the following table:
Basket Component	Bloomberg Ticker	Weight	Initial Component Value(1)
ADI Basket Component	ADI UW<Equity>	4.17%	$377.31
ALGM Basket Component	ALGM UW<Equity>	4.61%	$42.46
AMBA Basket Component	AMBA UW<Equity>	4.12%	$83.79
AMD Basket Component	AMD UW<Equity>	5.94%	$489.28
AVGO Basket Component	AVGO UW<Equity>	4.31%	$420.57
COHR Basket Component	COHR UN<Equity>	4.51%	$334.22
CRDO Basket Component	CRDO UW<Equity>	5.87%	$230.43
CRUS Basket Component	CRUS UW<Equity>	4.41%	$123.51
INTC Basket Component	INTC UW<Equity>	6.04%	$99.81
IPGP Basket Component	IPGP UW<Equity>	3.41%	$86.70
MCHP Basket Component	MCHP UW<Equity>	4.48%	$74.36
MPWR Basket Component	MPWR UW<Equity>	5.19%	$1,359.08
MRVL Basket Component	MRVL UW<Equity>	7.33%	$210.54
NVDA Basket Component	NVDA UW<Equity>	3.88%	$218.99
NXPI Basket Component	NXPI UW<Equity>	3.93%	$231.78
ON Basket Component	ON UW<Equity>	5.52%	$78.33
QCOM Basket Component	QCOM UW<Equity>	3.69%	$160.39
SMTC Basket Component	SMTC UW<Equity>	4.36%	$134.78
SWKS Basket Component	SWKS UW<Equity>	3.83%	$66.84
TXN Basket Component	TXN UW<Equity>	4.78%	$278.40
VSH Basket Component	VSH UN<Equity>	5.62%	$32.78
(1) With respect to each Basket Component, the Closing Value of that Basket Component on the Initial Valuation Date
Automatic Redemption:	The Notes will not be automatically redeemable for approximately the first six months after the Issue Date. Beginning with the sixth Observation Date, if, on any Observation Date (other than the Final Valuation Date), the Basket Value is greater than or equal to the Initial Basket Value, the Notes will be automatically redeemed and you will receive on the immediately following Contingent Coupon Payment Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.
Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.80%	96.20%
Total	$417,000	$417,000	$15,846	$401,154
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $962.00 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $882.40 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of $38.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Contingent Coupon:

$10.417 per $1,000 principal amount Note (based on a rate of 12.50% per annum or 1.0417% per month, rounded to four decimal places, if applicable)

If the Notes have not been automatically redeemed and the Basket Value on an Observation Date is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Basket Value on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪

If the Final Basket Value is greater than or equal to the Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note plus the Contingent Coupon otherwise due

▪

If the Final Basket Value is less than the Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Notes are not automatically redeemed and the Final Basket Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Basket from the Initial Basket Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Coupon Barrier Value:	60, which is 60.00% of the Initial Basket Value
Barrier Value:	60, which is 60.00% of the Initial Basket Value
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	100
Final Basket Value:	The Basket Value on the Final Valuation Date
Basket Value:

With respect to any Observation Date, the Basket Value will be calculated as follows:

100 × [1 + (the sum of, for each Basket Component, its Basket Component Return on that Observation Date times its Weight)]

Basket Component Return:

With respect to each Basket Component on any Observation Date, an amount calculated as follows:

Closing Value of that Basket Component on that Observation Date – Initial Component Value
Initial Component Value

Observation Dates:†	September 8, 2026, October 6, 2026, November 6, 2026, December 7, 2026, January 6, 2027, February 8, 2027, March 8, 2027, April 6, 2027, May 6, 2027, June 7, 2027, July 6, 2027, August 6, 2027, September 7, 2027, October 6, 2027, November 8, 2027, December 6, 2027, January 6, 2028, February 7, 2028, March 6, 2028, April 6, 2028, May 8, 2028, June 6, 2028, July 6, 2028, August 7, 2028, September 6, 2028, October 6, 2028, November 6, 2028, December 6, 2028, January 8, 2029, February 6, 2029, March 6, 2029, April 6, 2029, May 7, 2029, June 6, 2029, July 6, 2029, August 6, 2029, September 6, 2029, October 8, 2029, November 6, 2029, December 6, 2029, January 7, 2030, February 6, 2030, March 6, 2030, April 8, 2030, May 6, 2030, June 6, 2030, July 8, 2030, August 6, 2030, September 6, 2030, October 7, 2030, November 6, 2030, December 6, 2030, January 6, 2031, February 6, 2031, March 6, 2031, April 7, 2031, May 6, 2031, June 6, 2031, July 7, 2031 and the Final Valuation Date
Contingent Coupon Payment Dates:†	September 15, 2026, October 14, 2026, November 16, 2026, December 14, 2026, January 13, 2027, February 16, 2027, March 15, 2027, April 13, 2027, May 13, 2027, June 14, 2027, July 13, 2027, August 13, 2027, September 14, 2027, October 14, 2027, November 16, 2027, December 13, 2027, January 13, 2028, February 14, 2028, March 13, 2028, April 13, 2028, May 15, 2028, June 13, 2028, July 13, 2028, August 14, 2028, September 13, 2028, October 16, 2028, November 13, 2028, December 13, 2028, January 16, 2029, February 13, 2029, March 13, 2029, April 13, 2029, May 14, 2029, June 13, 2029, July 13, 2029, August 13, 2029, September 13, 2029, October 15, 2029, November 14, 2029, December 13, 2029, January 14, 2030, February 13, 2030, March 13, 2030, April 15, 2030, May 13, 2030, June 13, 2030, July 15, 2030, August 13, 2030, September 13, 2030, October 15, 2030, November 14, 2030, December 13, 2030, January 13, 2031, February 13, 2031, March 13, 2031, April 14, 2031, May 13, 2031, June 13, 2031, July 14, 2031 and the Maturity Date
Closing Value:	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749JBW0 / US06749JBW09

*	The Basket Components and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Basket Components” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Basket Value is below the Coupon Barrier Value on one or more of the specified Observation Dates.

•	You understand and accept that you will not participate in any appreciation of the Basket, which may be significant, and that your potential return on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Basket.

•	You do not anticipate that the Basket Value will fall below the Coupon Barrier Value on any Observation Date or below the Barrier Value on the Final Valuation Date.

•	You understand and accept the risks that (a) the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components, (b) because of the weightings of the Basket Components, the performance of some Basket Components will have a more significant effect on the performance of the Basket than the performance of other Basket Components and (c) you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Basket Value is less than the Coupon Barrier Value on an Observation Date and (b) you will lose a significant portion or all of your principal at maturity if the Final Basket Value is less than the Barrier Value.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Basket Components.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Basket Components, nor will you have any voting rights with respect to the Basket Components.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Basket Value is below the Coupon Barrier Value on one or more of the specified Observation Dates.

•	You seek an investment that participates in the full appreciation of the Basket rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Basket Value is below the Barrier Value.

•	You anticipate that the Basket Value will decline during the term of the Notes such that the Basket Value will fall below the Coupon Barrier Value on one or more Observation Dates and/or the Final Basket Value will fall below the Barrier Value.

•	You are unwilling or unable to accept the risks that the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and that you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components, and/or that is based on a weighted allocation of the Basket Components as set forth herein.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Basket Components.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT coupon PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The value of the Basket increases from the Initial Basket Value of 100.00 to a Final Basket Value of 105.00 on the relevant Observation Date.

Because the Basket Value is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon of $10.417 per $1,000 principal amount Note (1.0417% of the principal amount) on the related Contingent Coupon Payment Date.

Example 2: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 45.00 on the relevant Observation Date.

Because the Basket Value is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 2 demonstrates that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Basket Value is below the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically redeemed on the sixth Observation Date.

Observation Date	Basket Value on Observation Date	Are the Notes Automatically Redeemed?	Payment upon Automatic Redemption
1	110.00	N/A	N/A
2-5	Various	N/A	N/A
6	115.00	Yes	$1,010.417

Because the Basket Value on the sixth Observation Date (which is approximately six months after the Issue Date and is the first Observation Date on which the Notes may be automatically redeemed) is greater than or equal to the Initial Basket Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,010.417 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the fifty-ninth Observation Date.

Observation Date	Basket Value on Observation Date	Are the Notes Automatically Redeemed?	Payment upon Automatic Redemption
1	80.00	N/A	N/A
2-5	Various	N/A	N/A
6-58	Various (below Initial Basket Value)	No	N/A
59	105.00	Yes	$1,010.417

Because the Basket Value on the fifty-ninth Observation Date is greater than or equal to the Initial Basket Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,010.417 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.

If the Basket Value is below the Initial Basket Value on each Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

Final Basket Value	Basket Return	Payment at Maturity**
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
100.00	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
60.00	-40.00%	$1,000.00
59.99	-40.01%	$599.90
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

**        per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Basket increases from the Initial Basket Value of 100.00 to a Final Basket Value of 130.00, resulting in a Basket Return of 30.00%.

Because the Final Basket Value is greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of the Basket. Even though the Basket appreciated significantly, the payment at maturity is limited to $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 2: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 90.00, resulting in a Basket Return of -10.00%.

Because the Final Basket Value is greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 3: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 40.00, resulting in a Basket Return of -60.00%.

Because the Final Basket Value is less than the Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -60.00%) = $400.00

In addition, because the Final Basket Value is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that, if the Notes are not automatically redeemed, and if the Final Basket Value is less than the Barrier Value, your investment in the Notes will be fully exposed to the decline of the Basket from the Initial Basket Value.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Basket Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Basket from the Initial Basket Value. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Basket Value on the related Observation Date is greater than or equal to the Coupon Barrier Value. If the Basket Value on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Basket Value is less than the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of the Basket—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of the Basket, which may be significant, even though you will be fully exposed to the depreciation in the value of the Basket from the Initial Basket Value if the Notes are not automatically redeemed and the Final Basket Value is less than the Barrier Value.

•	The Performance of the Basket Components May Offset Each Other; Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect the Return on the Notes—The Basket Value will be calculated based on the weighted average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may lose a significant portion of your investment even if one or more Basket Components performs positively. In addition, because the Basket is unequally weighted, the performance of some Basket Components will have a greater effect on the value of the Notes than the performance of other Basket Components.

Correlation is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of other Basket Components may not increase as much or may even decline in value. In addition, high correlation of movements in the values of Basket Components could adversely affect your return during periods of decline for the Basket Components. Changes in the values of the Basket Components and/or the correlation among them may adversely affect the market value of, and any payments on, your Notes.

•	Automatic Redemption and Reinvestment Risk—If the Notes are automatically redeemed, the holding period over which you may receive Contingent Coupons could be as short as approximately six months. The payment upon an automatic redemption, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Components on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Basket Components on the dates specified. You will not benefit from any more favorable values of the Basket Components determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Basket has increased from the Initial Basket Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Basket Components. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Basket Components taken into account in determining the terms of the Notes were lower. As volatility of the Basket Components increases, there will typically be a greater likelihood that (a) the Basket Value on one or more Observation Dates will be less than the Coupon Barrier Value and (b) the Final Basket Value will be less than the Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Basket Components—The return on the Notes may not reflect the return you would realize if you actually owned the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

•	There Are Risks Associated with Single Equities—The price of each Basket Component can rise or fall sharply due to factors specific to that Basket Component and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Basket Component.

•	The Basket Components Are Concentrated in the Semiconductor Industry—The Basket Components are issued by companies whose primary line of business is directly associated with the semiconductor industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to notes of a more broadly diversified group of issuers.

•	The Basket May Not Meet Your Expectations Concerning Exposure to Semiconductor Industry Companies or Be Representative of the Semiconductor Industry—The Basket Components have been selected by Barclays Capital Inc. based on its determination that their business activities relate to the semiconductor industry. There is no assurance that the Basket meets your expectations concerning exposure to the semiconductor industry or any criteria or guidelines with which you wish to or are required to comply. You should undertake your own investigation into each Basket Component, its issuer and the Basket, and you should make your own determination as to whether the Basket meets your expectations regarding exposure to semiconductor industry companies. Furthermore, the Basket may not be representative of the semiconductor industry, and the performance of the Basket may not be correlated with the performance of the semiconductor industry generally.

•	The Notes Are Subject to Risks Relating to Non-U.S. Companies—An investment linked to the value of securities issued by non-U.S. companies, such as the AMBA Basket Component, the CRDO Basket Component and the NXPI Basket Component, involves risks associated with the home countries of those companies. The prices of a non-U.S. company’s securities may be affected by political, economic, financial and social factors in its home country, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of a Basket Component. However, the Calculation Agent might not make such adjustments in response to all events that could affect a Basket Component. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of a Basket Component, the Calculation Agent may replace that Basket Component with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Basket Component upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace a Basket Component, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Basket Component, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The value of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Basket Components” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rates on and expected volatility of the Basket Components;

o	correlation (or lack of correlation) of the Basket Components;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the Basket Components

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Basket Component can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of each Basket Component. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Basket Component	Exchange Listing	Exchange Ticker	SEC File Number
ADI Basket Component	Nasdaq Stock Market	ADI	001-07819
ALGM Basket Component	Nasdaq Stock Market	ALGM	001-39675
AMBA Basket Component	Nasdaq Stock Market	AMBA	001-35667
AMD Basket Component	Nasdaq Stock Market	AMD	001-07882
AVGO Basket Component	Nasdaq Stock Market	AVGO	001-38449
COHR Basket Component	New York Stock Exchange	COHR	001-39375
CRDO Basket Component	Nasdaq Stock Market	CRDO	001-41249
CRUS Basket Component	Nasdaq Stock Market	CRUS	000-17795
INTC Basket Component	Nasdaq Stock Market	INTC	000-06217
IPGP Basket Component	Nasdaq Stock Market	IPGP	001-33155
MCHP Basket Component	Nasdaq Stock Market	MCHP	001-42569
MPWR Basket Component	Nasdaq Stock Market	MPWR	000-51026
MRVL Basket Component	Nasdaq Stock Market	MRVL	001-40357
NVDA Basket Component	Nasdaq Stock Market	NVDA	000-23985
NXPI Basket Component	Nasdaq Stock Market	NXPI	001-34841
ON Basket Component	Nasdaq Stock Market	ON	001-39317
QCOM Basket Component	Nasdaq Stock Market	QCOM	000-19528
SMTC Basket Component	Nasdaq Stock Market	SMTC	001-06395
SWKS Basket Component	Nasdaq Stock Market	SWKS	001-05560
TXN Basket Component	Nasdaq Stock Market	TXN	001-03761
VSH Basket Component	New York Stock Exchange	VSH	001-07416

According to publicly available information:

•	Analog Devices, Inc. is a semiconductor company that designs, manufactures, tests and markets a portfolio of products and services, including integrated circuits, software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies.

•	Allegro MicroSystems, Inc. designs, develops, and markets sensor integrated circuits (“ICs”) and application-specific power ICs that enable the sensing, motion control and power management functions of electromechanical or power conversion systems.

•	Ambarella, Inc. is a developer of low-power system-on-a-chip (SoC) semiconductors and software for edge and physical artificial intelligence (AI) applications and intelligent automation.

•	Advanced Micro Devices, Inc. is a semiconductor company whose products include Artificial Intelligence (AI) accelerators, microprocessors (CPUs) and graphics processing units (GPUs), as standalone devices or as incorporated into accelerated processing units (APUs), chipsets, data center and professional GPUs, embedded processors, semi-custom System-on-Chip (SOC) products, microprocessor and SoC development services and technology, data processing units (DPUs), Field Programmable Gate Arrays (FPGAs), System on Modules (SOMs), AI Network Interface Cards (AI NICs) and Adaptive SoC products and that, from time to time, may also sell or license portions of its intellectual property portfolio.

•	Broadcom Inc. designs, develops and supplies a range of semiconductor and semiconductor-based solutions and infrastructure software solutions.

•	Coherent Corp. is a manufacturing company that develops, manufactures and markets lasers, transceivers and other optical and optoelectronic devices, modules and systems, as well as engineered materials, for use in the communications, industrial, instrumentation and electronics markets.

•	Credo Technology Group Holding Ltd is a technology company that provides high-speed copper and optical connectivity products and services.

•	Cirrus Logic, Inc. is a fabless semiconductor company that develops low-power, high-precision mixed-signal processing products for mobile and consumer applications.

•	Intel Corporation is a designer and manufacturer of CPUs and other semiconductor products.

•	IPG Photonics Corporation develops, manufactures and sells fiber lasers, fiber amplifiers, diode lasers and laser-based systems that are used in materials processing, medical and advanced applications.

•	Microchip Technology Incorporated develops, manufactures and sells embedded control products, including specialized mixed-signal microcontrollers, microprocessors, analog, field-programmable gate array (FPGA), data center, networking and memory products.

•	Monolithic Power Systems, Inc. is a fabless company that provides semiconductor-based power electronics products and services.

•	Marvell Technology, Inc. is a supplier of data infrastructure semiconductor products and services.

•	NVIDIA Corporation is a data center scale AI infrastructure company whose technology stack includes the NVIDIA CUDA development platform that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, frameworks, algorithms, software development kits and application programming interfaces.

•	NXP Semiconductors N.V., a Dutch company, supplies semiconductor products to distributors and direct customers.

•	ON Semiconductor Corporation provides intelligent power and sensing solutions that drive electrification, energy efficiency, safety and automation in automotive, industrial and other end-markets.

•	QUALCOMM Incorporated develops and commercializes technologies, including on-device artificial intelligence (AI), computing and wireless connectivity.

•	Semtech Corporation provides semiconductors for data center networking, Internet of Things connectivity and cellular infrastructure.

•	Skyworks Solutions, Inc. develops, manufactures and provides analog and mixed-signal semiconductor products and services.

•	Texas Instruments Incorporated designs and manufactures semiconductors that it sells to electronics designers and manufacturers.

•	Vishay Intertechnology, Inc. manufactures discrete semiconductors and passive electronic components that support the automotive, industrial, computing, consumer, telecommunications, military, aerospace and healthcare markets.

Historical Performance of the Basket Components

The graphs below set forth the historical performance of the Basket Components based on the daily Closing Values from January 4, 2021 (or from the initial listing date, if later) through August 6, 2026. We obtained the Closing Values shown in the graphs below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

ADI Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

ALGM Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

AMBA Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

AMD Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

AVGO Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

COHR Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

CRDO Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

CRUS Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

INTC Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

IPGP Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MCHP Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MPWR Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MRVL Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

NVDA Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

NXPI Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

ON Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

QCOM Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SMTC Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SWKS Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TXN Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

VSH Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.”

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the Notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

PS-30